EXHIBIT 16.1

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1438 NORTH HIGHWAY 89, SUITE 130

FARMINGTON, UTAH 84025

_______________

(801) 447-9572 FAX (801) 447-9578

December 19, 2017

The Board of Directors

Intercontinental Technology Inc. (formerly Rich Cigars, Inc.)

3001 North Rocky Point East, Suite 200

Tampa, FL 33607

The purpose of this letter is to inform you that Haynie & Company CPA’s, a leading regional accounting firm has acquired certain assets of Pritchett, Siler and Hardy P.C. effective December 12, 2017. As a result of this acquisition, Pritchett, Siler and Hardy P.C. is resigning as the Company’s independent registered public accounting firm.

Sincerely,

Pritchett, Siler and Hardy P.C.